Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact: Steven M. Des Champs

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING ANNOUNCES FISCAL YEAR
2005 EARNINGS RELEASE DATE AND
RESTATEMENT DETAILS

LAS VEGAS, Nov. 3, 2005 — Alliance Gaming Corp. (NYSE: AGI) announced today that it will host a conference call on Tuesday, Nov. 8, 2005 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).

The live call may be accessed as follows:

Date:	Nov. 8, 2005
Time:	1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)
Participant Dial In Number:	(719) 457-2698
Internet Broadcast:	www.alliancegaming.com and go to Investor Relations tab

If you are unable to participate, the call will be available on our website address listed above through 5:00 p.m. on Nov. 15, 2005.  During the call management will discuss the results for the fiscal year ended June 30, 2005, the nature and impact of the restatement, and information about the Company’s current business activities.

Fiscal Year 2005 Reporting; Compliance with Bank Covenants; Filing of Annual Report on Form 10-K and Quarterly Report on Form 10-Q

For the conference call on Tuesday, the Company expects to report preliminary results for the fiscal year ended June 30, 2005, which are expected to include revenue in the range of $480 to $490 million and a loss from continuing operations in the range of approximately $20 to $22 million, or $0.40 to $0.44 per share using a revised 20% tax rate.  This reported loss includes $30 million of pre-tax charges related to inventory obsolescence, asset impairment and severance charges recorded in the nine months ended March 31, 2005, and an additional $4 million of inventory obsolescence recorded in the fourth quarter.  These results reflect the restatement discussed below.

The Company believes that the level of EBITDA (as defined in the Company’s credit agreement) will result in it being in compliance with the leverage ratio and other financial maintenance covenants contained in its credit agreement as of June 30, 2005.  The final determination of the Company’s compliance with its debt covenants will depend upon completion and delivery of the audited annual financial statements to the Company’s lenders.

As previously disclosed, from November 8, 2005 until the Company delivers to its lenders audited financial statements for fiscal year 2005, it will be in technical default under the credit agreement.  The Company is currently in the process of working with its lenders to address this technical default.

The Company currently expects to file its 2005 Annual Report on Form 10-K by early December 2005.  The final results for the quarter ended September 30, 2005 will be delayed to allow for the completion of the annual financial statements and the assessment of internal controls over financial reporting.  The Company anticipates that the Form 10-Q for the quarter ended September 30, 2005 will be filed as promptly as possible after the filing of the Form 10-K and as a result the Form 10-Q will not be filed in a timely manner.

The Company is in the process of completing its assessment of internal controls over financial reporting and, to date, is evaluating a number of potential material weaknesses which will be fully disclosed in the Form 10-K.  The Company has undertaken a number of steps to remediate these material weaknesses which will also be disclosed in the Form 10-K.

Restatement of Financial Results

As previously disclosed, the Company has delayed filing its 2005 Form 10-K while it conducts a thorough review of its accounting for revenue recognition and certain other accounting issues.  The review has now advanced sufficiently to support the conclusion that a restatement of previously issued financial statements is required.  After consultations with the Company’s management, its consultants including Navigant Consulting, Inc. and its independent registered public accounting firm, the Board of Directors of the Company has concluded that the previously issued audited financial statements for the fiscal years ended June 30, 2003 and 2004 and the auditors report thereon, and the unaudited quarterly financial information previously reported for the year ended June 30, 2004 and for the quarters in the nine month period ended March 31, 2005 should no longer be relied upon and will require restatement.

The restatement is required primarily as a result of a reevaluation of the application of the Company’s revenue recognition policies, the implementation of certain software accounting literature to the accounting for its game sales, a correction in its accounting for certain software license revenue in its systems business and a restated tax rate.  The Company’s review in connection with the restatement has not identified any fictitious transactions.

Generally, the restatement and accounting changes will result in a downward revision of previously reported EPS of approximately $0.10 to $0.13 in each of the fiscal years ended 2003 and 2004, an increase of approximately $0.04 to $0.06 in the nine months ended March 31, 2005, and a carry forward of approximately $0.15 to $0.17 to fiscal year 2006.  The Company is in the process of evaluating the impact of the restatement and changes in accounting on its previous forecast for 2006 to determine the impact, if any, on its financial guidance for 2006.

Richard Haddrill, the Company’s chief executive officer, commented, “We have comprehensively vetted our accounting practices with the goals of thoroughness and accuracy, providing a strong basis for our business going forward.  The past year has been challenging for the Company as we also reorganized management, integrated acquisitions and retooled our product lines.  Our products received excellent feedback from customers and industry specialists at this year’s G2E Gaming Exposition, resulting in Bally receiving three of nine product awards and a record number of show related product orders from customers.”

Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The Company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide and owns and operates Rainbow Casino in Vicksburg, Mississippi.  Additional information about the Company can be found on the Alliance Gaming web site at www.alliancegaming.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

–      ALLIANCE GAMING CORP. –